Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Axion Power International, Inc. (the Company). We have read the Company's disclosure set forth under the heading "Changes in Registrant's Certifying Accountant" in the Company's Registration Statement on Form S-1 dated on January 11, 2010 and are in agreement with the disclosure insofar as it pertains to our firm.

/s/ Rotenberg & Co., llp

Rochester, New York
January 11, 2010